Exhibit 99.1
July 8, 2011
Dear Cornerstone Core Properties REIT, Inc. Stockholder:
In our last communication, we informed you that we had entered into an agreement to sell 15172 Goldenwest Circle. On June 14, 2011, this property was sold to Westminster Development Agency for $9.4 million. The bulk of the proceeds from the sale were used to pay down a portion of the REIT’s credit facility with HSH Nordbank in accordance with the requirements of the loan agreement.
As a result of this payment, the balance of the HSH Nordbank loan has been reduced from $12.7 million as of March 31, 2011, to $5.0 million after the payment, and the REIT’s total debt has been reduced from approximately $35.4 million on March 31, 2011, to approximately $27.6 million after the payment. The REIT has determined to conserve the cash proceeds in excess of what is needed for ordinary operations in order to maintain cash reserves that are required to extend the maturity of the REIT’s credit facility with Wells Fargo Bank, N.A., which is currently due to mature in August 2011.
The REIT is currently in the process of exploring options to refinance or sell additional assets to generate additional cash reserves. As a result of the circumstances described above, the REIT does not have sufficient cash resources at this time to pay the distribution for the quarter ended June 30, 2011, which was expected to be paid on or about July 15, 2011. This distribution will remain a liability of the REIT and be paid to stockholders when cash resources become available. Based on continued needs to conserve cash until we have refinanced loans or completed sales, we do not expect to declare distributions for periods after June 30, 2011, until further notice.
We apologize for any inconvenience this may cause. If you have any questions, please contact your financial advisor or Cornerstone Real Estate Funds Investor Services at 888-522-1771.
Sincerely,

Terry Roussel
President and CEO
cc: Financial Advisor
CL0269
07/11
Cornerstone Core Properties REIT, Inc. • 1920 Main Street, Suite 400 • Irvine, California 92614
Toll-free (877) 805-3333 • Local (949) 852-1007 • www.CREfunds.com
Securities Offered Through Pacific Cornerstone Capital, Inc. Member FINRA and SIPC